As filed with the Securities and Exchange Commission on March 29, 2013

Registration No. 333-180356

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

RREEF Property Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

345 Park Avenue, 24th Floor

New York, NY 10154

(212) 454-6260

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James N. Carbone

Chief Executive Officer

345 Park Avenue, 24th Floor

New York, NY 10154

(212) 454-6260

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Rosemarie A. Thurston Jason W. Goode Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 (404) 881-7000	Lauren B. Prevost Heath D. Linsky Morris, Manning & Martin, LLP 3343 Peachtree Road, NE Suite 1600 Atlanta, GA 30326 (404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-180356

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-180356) is filed solely to add an exhibit not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)	Exhibits.

23.1	Consent of KPMG LLP

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 29th day of March, 2013.

RREEF Property Trust, Inc.

By:	/s/ JAMES N. CARBONE
James N. Carbone
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/S/ JAMES N. CARBONE James N. Carbone	Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2013

/S/ JULIANNA S. INGERSOLL Julianna S. Ingersoll	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 29, 2013

* W. Todd Henderson	Chairman of the Board	March 29, 2013

* Marc L. Feliciano	Director	March 29, 2013

* Deborah H. McAneny	Independent Director	March 29, 2013

* Murray J. McCabe	Independent Director	March 29, 2013

* M. Peter Steil, Jr.	Independent Director	March 29, 2013

* Charles H. Wurtzebach	Independent Director	March 29, 2013

*By:	/S/ JAMES N. CARBONE James N. Carbone	Attorney-in-Fact	March 29, 2013